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                                               CONFIDENTIAL TREATMENT REQUESTED
                             UNDER 17 C.F.R. Sections 200.80(b)4, AND 240.24b-2

                            CLINICAL SUPPLY AGREEMENT


This Clinical Supply Agreement ("Agreement") between ISIS PHARMACEUTICALS, INC. of 2292 Faraday Avenue, Carlsbad, CA 92008, USA ("ISIS") and ANTISENSE THERAPEUTICS LTD., ACN 095 060 745 of Level 1, 10 Wallace Avenue, Toorak, Victoria 3142, AUSTRALIA ("ATL") is entered into and made effective in accordance with the provisions of the agreement entitled "Master Agreement" between ATL and ISIS, dated October 30 2001. The effective date of this Clinical Supply Agreement will be the date upon which all of the conditions in the Master Agreement have been met (the "Effective Date"). If the Effective Date has not occurred by March 28, 2002, this Agreement will be null and void and will not become effective.



                            INTRODUCTION AND OVERVIEW


      ISIS and ATL will collaborate in the discovery and development of Products pursuant to the related Collaboration and License Agreement. When ATL submits an order to ISIS for a Collaboration Compound which ATL is committed to use in IND-enabling studies, ISIS will manufacture active pharmaceutical ingredient ("API") for each such Collaboration Compound ordered, using ISIS Standard Chemistry, for use by ATL in IND-enabling toxicology studies and subsequent clinical studies, during the term of this Agreement.

      During the term of this Agreement, the parties will also work together to facilitate the transfer of antisense drug manufacturing technology to ATL or its Contractors. As of the Effective Date, ISIS will supply ATL with API, and ATL will be responsible for the formulation, filling, finishing, labeling and packaging of all Products, including stability studies. By the time the term of this Agreement ends, however, it is the parties' intent that ATL will be solely responsible for manufacturing its requirements of API and Product.

      Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows.

                                    ARTICLE 1

                                   DEFINITIONS

      Capitalized terms used in this Agreement have the meanings set forth in
Exhibit 1 hereto.




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                                    ARTICLE 2

           MANUFACTURE AND SUPPLY OF API AND ISIS 107248 PRODUCT

2.1   RESPONSIBILITIES OF ATL AND ISIS

      ISIS will provide API for Collaboration Compounds to ATL for use consistent with this Agreement and the Collaboration and License Agreement, and ISIS will also perform API stability studies on all API provided by ISIS. Except as provided in Section 2.3, ATL will be responsible for the formulation, filling, finishing, labeling and packaging of all Products, including stability studies.

2.2   FORMULATION, FILL AND FINISH OF PRODUCT

      The parties acknowledge that as of the Effective Date, a Third Party manufacturer typically performs the formulation, filling and finishing of Product. Following the Effective Date, ATL will be responsible for the formulation, filling and finishing of Product and will use commercially reasonable efforts to promptly establish, by itself or through a Third Party manufacturer, the manufacturing process for formulating, filling, and finishing Product. If requested by ATL, ISIS will cooperate with ATL, as appropriate, to enable ATL to enter into an agreement with the Third Party manufacturer used by ISIS to perform the formulation, filling and finishing of Product.

2.3 PURCHASE, FORMULATION AND CERTIFICATION OF ISIS 107248 PRODUCT FOR IND-ENABLING STUDIES

(a) Within 30 days of the Effective Date, ATL will purchase from ISIS the [***] grams of ISIS 107248 API that ISIS has in its inventory and will pay ISIS for that API in the amount of [***], consistent with the provisions of Article 7. ISIS will hold such API for ATL's account in order to formulate and certify such ISIS 107248 API in January 2002, as further described herein.

(b) Pursuant to ATL's request, and at ATL's expense, ISIS will formulate and certify the ISIS 107248 API referenced in (a) above. ATL and/or an ATL Contractor other than ISIS will participate in the formulation and certification process, at ATL's expense, to facilitate the Technology Transfer, as further described in Section 6.2.

(c) As ISIS will be performing the formulation and certification of the ISIS 107248 API and the release of Clinical Product for ATL as a Contractor, ATL is responsible for certain losses prior to Delivery, consistent with the provisions of Section 5.2.

2.4   FORMULATION AND RELEASE OF ISIS 107248 CLINICAL PRODUCT FOR HUMAN
      STUDIES

      ATL will bear sole responsibility for the formulation, fill, finish and release of ISIS 107248 Clinical Product for use in human studies pursuant to the Collaboration and License Agreement. ATL will use commercially reasonable efforts to promptly establish,


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      by itself or through a Third Party manufacturer, the manufacturing process for formulating, filling, finishing, and releasing ISIS 107248 Clinical Product.


                                    ARTICLE 3

                         ORDERS AND LIMITATION OF SUPPLY

3.1   PRODUCTION AND DELIVERY PLANS AND ORDERS

(a) With the exception of 2001, not later than July 1 of each year in which this Agreement is in effect, up to and including July 1, 2005, ATL will provide ISIS with a written API order estimate indicating the amount of API ATL will require during the subsequent Calendar Year, which estimate will indicate the quantity and identity of each Collaboration Compound for which API is requested. ISIS has agreed, pursuant to the Collaboration and License Agreement, to supply API for up to [***] different Collaboration Compounds in active development by ATL each year from 2002-2006. The total quantity of such API to be supplied by ISIS in any Calendar Year during the term of this Agreement will not exceed [***], and the minimum order of API for each Collaboration Compound must be at least [***] kg. Each estimate and order submitted by ATL will indicate which Collaboration Compound API(s) is/are being ordered and the quantity of each such API ordered.

(b) At the time ATL provides each API order estimate for Calendar Years 2003 through 2006, ATL representatives will meet with ISIS representatives to discuss and agree upon a production and delivery plan for the next Calendar Year (the "Production and Delivery Plan"). Each year's agreed-upon Production and Delivery Plan will specify the quantity and identity of each Collaboration Compound for which ISIS will supply API to ATL during the subsequent Calendar Year, taking into account all relevant factors including, without limitation, ISIS' obligations to other parties. Each such Production and Delivery Plan will be deemed a firm purchase order of ATL for the quantity of API for each Collaboration Compound specified therein, and a firm commitment of ISIS to Manufacture and supply such quantities of API to ATL. Each lot of API Manufactured and supplied to ATL by ISIS after the Effective Date and during the term of this Agreement will be for use in IND-enabling studies and human clinical studies.

(c)   [***]

(d)   The Production and Delivery Plan for Calendar Year 2002 is attached as
      Exhibit 3.1 hereto and is considered ATL's firm purchase order of API for Calendar Year 2002.

(e) The Production and Delivery Plan will further specify one or more dates upon which Delivery of the API to be supplied by ISIS will occur during the relevant Calendar Year. ISIS will use commercially reasonable efforts to Deliver the API to ATL according to the agreed-upon Delivery schedule set forth in the Production and Delivery Plan. The Production and Delivery Plan will provide for Delivery of API promptly after completion


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      of Manufacture and release.  The date on which the parties agree upon a
      Production and Delivery Plan for the following Calendar Year will be referred to herein as the "API Order Date."

(f) ISIS will perform a mutually agreed upon stability program for API Manufactured by ISIS at ATL's expense. ISIS will invoice ATL for such activities and for materials and expenses incurred in accordance therewith, as further described in Article 7.

3.2   LIMITATIONS OF SUPPLY

(a) In the event that ISIS anticipates, at any time during the term of this Agreement, that it will be unable to supply in whole or in part the quantities of API set forth in an agreed-upon Production and Delivery Plan for any reason, including without limitation force majeure, ISIS will notify ATL in writing as soon as possible of such shortfall. ISIS will also notify ATL of the underlying reason for the shortfall, proposed remedial measures, the date such inability to supply the full order of API is expected to end, and a proposed amount of API to be Delivered to ATL. [***] The proposed amount of API to be made available to ATL hereunder will be no less than [***] of the amount of raw materials or other resources required for the Manufacture of API, taking into consideration the amount of such raw materials or other resources required by (i) ATL under this Agreement and (ii) ISIS and its other programs.

(b) If ISIS cannot Manufacture as set forth in this Agreement, ISIS shall so inform ATL immediately upon the prediction or occurrence such non-supply. In such event, ATL shall have the right to Manufacture or have Manufactured API for ATL's needs and ISIS shall provide all assistance and relevant information, know-how and data necessary for ATL to establish and begin the Manufacture of API.


                                    ARTICLE 4

                                QUALITY STANDARDS

4.1   QUALITY STANDARDS

(a) With respect to API Manufactured by ISIS after the Effective Date, ISIS will Manufacture such API in accordance with the API Specification in effect at the start of Manufacture, US cGMP, and other applicable rules and regulations of all Regulatory Authorities and other regulatory agencies with jurisdiction over the manufacture, use or sale of the API, as then in effect. If cGMP for the U.S. and its foreign equivalent differ, ATL will specify in writing which cGMP will apply to each batch of Collaboration Compound API ordered from ISIS by ATL. ISIS will be responsible for Manufacturing issues related to API safety and regulatory compliance. Each party will promptly notify the other party of any relevant new instructions or specifications required by a Regulatory Authority, and of other applicable and regulations of which that party becomes aware. The parties will confer with each other with respect to the best means to comply with


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      such requirement and will allocate any costs of implementing such changes on an equitable basis.

(b) ISIS will perform quality control testing as is specified (i) in the API Specification; and (ii) as required by a Regulatory Authority and by the mutual written consent of the parties, on each lot of API supplied for use in Product, prior to shipment of such API.

(c) As ATL develops Collaboration Compounds pursuant to the Collaboration and License Agreement, modified or expanded API Specifications appropriate to the stage of development may be required. Such API Specifications will be consistent with the API Specifications of other ISIS antisense compounds at a similar stage of development.

(d)   New API Specifications will be prepared and processed as follows.

      (i) Not later than [***] days prior to its submission of an API order estimate for a new Collaboration Compound to ISIS, ATL will provide ISIS with written notice of its intent to order API for which API Specifications have not yet been prepared.

      (ii) Upon receipt of such written notice, ISIS will initiate any required development work and subsequently prepare an API Specification for each new Collaboration Compound that ATL intends to order, which will be consistent with the API Specifications of other ISIS antisense compounds at a similar stage of development.

      (iii) Once a new API Specification has been prepared by ISIS, it will be added to this Agreement as an Exhibit thereto, and ATL will be provided with a copy, in advance of Delivery of the API.

4.2   CERTIFICATE OF ANALYSIS

(a) ISIS will provide a Certificate of Analysis to ATL or its designated Contractor with each lot of API supplied hereunder. Consistent with
      Section 3.1(b), each lot of API supplied to ATL by ISIS after the Effective Date and during the term of this Agreement will be for use in IND-enabling studies and human clinical studies. The foregoing provisions do not, however, apply to the ISIS 107248 Product for IND-enabling studies, which Product ISIS will formulate and certify, consistent with the provisions of Section 2.3. Each Certificate of Analysis will contain the results of the analysis of API as required in the API Specification, and will certify with respect to each shipment and lot (identified by lot number): (i) the quantity of the shipment, (ii) that the API delivered was Manufactured in accordance with the API Specification and in conformance with the applicable cGMP. The Certificate of Analysis will contain any information in addition to that required herein as may be required by the Regulatory Authority of the country of destination of API or Product; provided, however, that ATL provides to ISIS, in a timely manner, sufficient documentation and information necessary or useful to enable ISIS to conform with such requirements. ISIS will provide the results of such analysis to ATL, along with any supporting data.


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(b)   ATL will be under no obligation to accept any Delivered lot of API without an accompanying Certificate of Analysis that conforms to subsection (a) above. ISIS will also make available for ATL's review ISIS' Manufacturing records for the API, including its master and production batch records, for the purposes of assuring product quality and compliance with agreed-upon Manufacturing procedures.

4.3   CHANGES TO MANUFACTURING PROCESS

(a) If ISIS proposes a material change to the Manufacturing Process, ISIS will notify ATL in writing and will provide information to ATL regarding the change at a level sufficient to allow ATL to understand any impact of such change on the Manufacturing Process.

(b) The parties will obtain the prior Regulatory Approval(s), and any other approvals required to be obtained, before any changes are implemented.

4.4   COMPLIANCE WITH LAWS

      In performing their obligations under this Agreement, the parties will comply with all applicable present and future orders, regulations, requirements and laws ("Legal Requirements") of any and all U.S. authorities and agencies, including without limitation laws and regulations applicable to the transportation, storage, use, handling and disposal of hazardous materials (the "U.S. Legal Requirements"), and any Legal Requirements of other countries ("Foreign Legal Requirements"). ATL will inform ISIS of any such Foreign Legal Requirements. If the U.S. Legal Requirements conflict with the Foreign Legal Requirements, the parties will discuss and agree on how to resolve such conflict.


                                    ARTICLE 5

                   SUPPLY PRICE; DELIVERY; PAYMENT TERMS

5.1   SUPPLY PRICE

(a) The API Supply Price will apply to all quantities of API supplied to ATL hereunder.

(b) Within [***] days of each API Order Date, ISIS will invoice ATL for [***] of the projected API Supply Price of API to be Manufactured during the relevant Calendar Year pursuant to the Production and Delivery Plan. ATL will pay each invoice within [***] days after receipt. Payment terms are set forth in Section 5.5 below.

(c) For each Calendar Quarter, ISIS will invoice ATL for the actual API Supply Price of API Delivered to ATL during such Calendar Quarter, minus the amount already paid by ATL pursuant to subsection (b) above. Such invoice will reflect an adjustment equal to the amount by which the actual API Supply Price is greater than or less than the projected API Supply Price for API Delivered to ATL during such Calendar Quarter. ATL will pay each invoice within [***] days after receipt. Payment terms are set forth in Section 5.5 below.


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5.2   DELIVERY

(a) ISIS will deliver API and ISIS 107248 Product for IND-enabling studies to a carrier designated by ATL FCA ISIS' Facility (Incoterms 2000). The shipping and packaging specifications will be agreed upon by the parties.

(b) In the event of a loss of work in process or API prior to the transfer of title pursuant to the Delivery of API as provided in subsection (a) above, any uninsured portion of the loss will be shared by ATL and ISIS as follows: [***]. Any deductible will be applied ratably against all items damaged or lost.

5.3   ACCEPTANCE AND CLAIMS; MATERIALS REVIEW BOARD

(a) If ATL claims that any sample of API did not meet the warranty specified in Section 10.1, ATL will notify ISIS in writing within 30 days of such Delivery, and a joint Materials Review Board formed under subsection (b) below will review the test data generated by ATL and ISIS under QA approved procedures mutually agreed upon by the parties within 30 days after ATL's notice to ISIS.

(b) Promptly after the Effective Date, ISIS and ATL will each select 2 members of their in-house materials review boards (or other senior personnel or Contractors with appropriate qualifications) to participate in a joint Materials Review Board ("MRB") that will review and consider any test data generated by ATL and ISIS with respect to the Delivered lot of API.

(c) If the members of the MRB are thereafter unable to agree as to whether the API met the warranty specified in Section 10.1, the parties will cooperate and have the test data reviewed by an independent third party selected by ATL and approved by ISIS, which approval will not be unreasonably withheld. If the independent third party reviewer cannot determine whether the Delivered API in dispute met the warranty of Section 10.1, a sample of the batch of the Delivered API in dispute retained by ISIS will be analyzed in accordance with the API Specifications, under QA approved procedures, by an independent testing laboratory of recognized repute selected by ATL and approved by ISIS, which approval will not be unreasonably withheld. Unless provided otherwise herein, the results of such laboratory testing will be final and binding on the parties on the issue of compliance of the API with such warranty.

(d) If the API is determined to meet the warranty set forth in Section 10.1, ATL will bear the cost of any third party review and/or independent laboratory testing performed pursuant to subsection (c) above and will pay for the API in accordance with the terms of this Agreement. If the API is determined not to meet the warranty set forth in Section 10.1, ISIS will bear the cost of any third party review and/or independent laboratory testing performed pursuant to subsection (c) above.

(e) If ISIS agrees, or if it is determined pursuant to subsection (c) above, that API did not conform to the warranty set forth in Section 10.1, ISIS will use commercially reasonable efforts to Manufacture and Deliver a replacement batch of API to ATL for the batch of


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      API that did not conform to such warranty, and ATL will pay ISIS for any such replacement batch of API, including without limitation, all costs and expenses associated with such Manufacture, consistent with the provisions of Section 5.1 herein. The API Supply Cost for the Manufacture of the batch of API that did not conform to such warranty will be shared by ATL and ISIS as follows: ISIS will be responsible for the [***] for such batch of API; and ATL will be responsible for the [***] for such batch of API. Replacement of API will be ATL's sole and exclusive remedy for breach of the warranty set forth in Section 10.1.

(f) Any Delivered API which ISIS agrees did not meet, or which was determined not to have met, the Section 10.1 warranty that is in ATL's control will, at ISIS' option, either be returned to ISIS or will be destroyed pursuant to ISIS' instructions and with ATL's approval, which approval will not be unreasonably withheld, at ISIS' expense.

(g) Failure by ATL to notify ISIS within [***] after Delivery of API which does not meet the warranty under Section 10.1 will be a waiver of the remedies available to ATL under this Section 5.3.

(h) Should either party identify any possible latent defect of API that is not revealed by the procedures set forth above within [***] of receipt of any shipment by ATL, it will so notify the other party immediately upon discovery. ATL and ISIS will discuss in good faith and agree upon the appropriate measures to be taken by the parties related to such latent defect.

5.4   TERMS OF SALE

      The terms and conditions of this Agreement will be controlling over any inconsistent terms or conditions included in any agreed-upon order for API or any other sales acknowledgment or document. No provision of any ATL forms purporting to be orders for API that may impose different conditions than those herein referenced upon ISIS, ATL or their respective Contractors will be of any force or effect unless expressly agreed to in writing by both parties.

5.5   PAYMENT TERMS

(a) PAYMENTS. All payments to ISIS under this Agreement will be made in United States Dollars by bank wire transfer in next day available funds to such bank account in the United States designated in writing by ISIS from time to time. All amounts payable to ISIS hereunder are noncreditable and nonrefundable, unless specifically provided otherwise herein.

(b)   LATE PAYMENTS; COLLECTIONS.   In the event that any payment,
      including royalty, milestone or research payments, due hereunder is not made when due, the payment will bear interest from the date due at the lesser of (i) [***] per month, compounded monthly, or (ii) the highest rate permitted by law; provided, however, that in no event will such rate exceed the maximum legal annual interest rate. The payment of such interest will not


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      limit a party from exercising any other rights it may have as a consequence of the lateness of any payment.  [***]


                                    ARTICLE 6

                               TECHNOLOGY TRANSFER


6.1   TECHNOLOGY TRANSFER COMMITTEE

(a) The Release Technology Transfer (as defined in Section 6.2) and the API Technology Transfer (as defined in Section 6.3) will be coordinated and implemented under the supervision of a joint committee (the "Technology Transfer Committee" or "TTC") comprised of 2 employees appointed by each of the parties. ATL may appoint a Contractor instead of an employee, provided that any Contractor appointed by ATL is approved by ISIS, which approval will not unreasonably be withheld. ATL warrants that any Contractor appointed by ATL will be bound by all applicable terms of this Agreement and by the confidentiality provisions of the Collaboration and License Agreement, which are incorporated herein and made part of this Agreement by reference. Members of the Technology Transfer Committee will each have appropriate technical credentials, experience and knowledge; the TTC will be co-chaired by an ATL representative and an ISIS representative. The advice of additional employees of either party (or Contractors, in the case of ATL) may by mutual consent of the parties be obtained.

(b) Decisions of the TTC will be made by unanimous decision of the two-co-chairs; provided however, in the event that the co-chairs do not, after good faith efforts, reach agreement on an issue, the resolution and/or course of conduct in issue will be determined in good faith by the Oversight Committee, as provided in Section 16.6.

(c) Throughout the entire Technology Transfer Term, the TTC will meet as needed, but no less often than every 2 months, either in person or by teleconference, videoconference or by other mutually acceptable means, as necessary to implement effectively and efficiently the Release Technology Transfer Plan and the API Technology Transfer Plan.

6.2   TECHNOLOGY TRANSFER FOR CLINICAL PRODUCT RELEASE

(a) Promptly after the Effective Date, the Technology Transfer Committee will establish a plan (the "Release Technology Transfer Plan") for the transfer to ATL or a Contractor designated by ATL of the Release Technology for ISIS 107248 and the Release Technology for other Collaboration Compounds, as specified in the Release Technology Transfer Plan (the "Release Technology Transfer"). Before any Release Technology is transferred to any Contractor of ATL, such Contractor must be approved by ISIS, which approval will not unreasonably be withheld. The goal of the Release Technology Transfer Plan is to effect the Release Technology Transfer within the first year that this


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      Agreement is in effect to enable ATL to carry out its obligation to conduct release testing for all Products, including without limitation Clinical Products.

(b) The Release Technology Transfer applicable to ISIS 107248 will begin promptly after the Effective Date, in conjunction with the formulation and certification of ISIS 107248 Product for IND-enabling studies scheduled for [***]. ATL will appoint employees or ISIS-approved Contractors to participate with ISIS in the formulation and certification of ISIS 107248 Product for IND-enabling studies at the site at which the formulation and certification activities will take place. It is anticipated by the parties that the Release Technology Transfer applicable to ISIS 107248 Clinical Product will take place during the [***] this Agreement is in effect, in order to enable ATL to carry out its obligations hereunder.

(c) The Release Technology Transfer Plan will include INTER ALIA (i) procedures designed to effect the prompt and efficient Release Technology Transfer; (ii) a list of events necessary to accomplish the Release Technology Transfer; (iii) a description of the training and support to be provided by ISIS to ATL during the Release Technology Transfer; and (iv) the time period during which ISIS will perform the Release Technology Transfer.

(d) During the Technology Transfer Term with respect to the Release Technology Transfer, ISIS will (i) disclose and transfer to ATL all of the Release Technology as specified in the Release Technology Transfer Plan and (ii) provide to ATL the training and support described in the Release Technology Transfer Plan and in this Agreement.

(e) ISIS will perform the Release Technology Transfer in accordance with the Release Technology Transfer Plan and the terms of this Agreement. The parties will cooperate so that the Release Technology Transfer may be completed as expeditiously as possible.

(f) ATL and its Contractors will use commercially reasonable efforts, pursuant to the Technology Transfer Plan described above, to implement the Release Technology to be transferred by ISIS pursuant to this Section 6.2 and to make available all necessary personnel and other resources to enable such transfer without delay.


6.3   TECHNOLOGY TRANSFER PLAN FOR MANUFACTURE OF API

(a) Within [***] of the Effective Date, the Technology Transfer Committee will establish a plan (the "API Technology Transfer Plan") for the transfer of the Manufacturing Process and the Manufacturing Technology for the Manufacture of API from ISIS to ATL and/or its Contractors (the "API Technology Transfer"). The goal of the API Technology Transfer Plan is to enable ATL to apply the Manufacturing Technology, implement the Manufacturing Process and Manufacture API as soon as practicable thereafter and in no event later than December 31, 2006.

(b) The API Technology Transfer Plan will include, INTER ALIA, (i) procedures designed to effect the prompt and efficient API Technology Transfer; (ii) a list of events necessary to


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      accomplish the API Technology Transfer; (iii) a description of the training and support to be provided by ISIS to ATL during the API Technology Transfer; (iv) a budget and resource plan; and (v) the time period during which ISIS will perform the API Technology Transfer.

(c) During the Technology Transfer Term with respect to the API Technology Transfer, ISIS will (i) disclose and transfer to ATL all of the Manufacturing Process and the Manufacturing Technology as specified in the API Technology Transfer Plan and (ii) provide to ATL the training and support described in the API Technology Transfer Plan and in this Agreement.

(d) ISIS will perform the API Technology Transfer in accordance with the API Technology Transfer Plan and the terms of this Agreement. The parties will cooperate so that the API Technology Transfer may be completed as expeditiously as possible.

(e) ATL and/or its Contractor will use commercially reasonable efforts to establish the Manufacturing Process for the Manufacture of API to be transferred by ISIS pursuant to this Section 6.3, and to make available all necessary personnel and other resources to enable such transfer without delay.

6.4   TRAINING AND SUPPORT

      The training and support to be provided by ISIS to ATL and its ISIS-approved Contractors in connection with the Release Technology Transfer and the API Technology Transfer (the "Technology Transfer") will include without limitation training and support in a mutually acceptable facility in all of the methods necessary to practice the Release Technology and the Manufacturing Technology, as detailed in the Release Technology Transfer Plan and the API Technology Transfer Plan. In addition, a reasonable number of employees or ISIS-approved Contractors of ATL will be entitled to visit ISIS facilities including, without limitation, pilot and commercial scale facilities and testing laboratories to observe relevant processes in operation.


                                    ARTICLE 7

                               FUNDING PROVISIONS

7.1   FUNDING FOR VARIOUS ACTIVITIES AND MATERIALS HEREUNDER

(a)   ATL will compensate ISIS for the following:

      (i)   ATL's purchase of the ISIS 107248 API referenced in Section 2.3(a);

      (ii) the formulation and certification of ISIS 107248 Product for IND-enabling studies;

      (iii) ISIS' performance of a mutually agreed upon stability program for API Manufactured by ISIS, as set forth in Section 3.1(f);



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      (iv)  all future API supplied to ATL by ISIS, consistent with
            Section 5.1 herein;

      (v) all ISIS' activities relating to the Release Technology Transfer and/or the API Technology Transfer pursuant to
            Article 6, [***];

      (vi)  preparation of CMC Reports and regulatory filings pursuant to
            Section 9.1; and

      (vii) analytical method development and stability program activities pursuant to Section 9.2.

(b) ATL will submit payment to ISIS for the materials and activities referenced in subsections (a)(i) and (iv) above at the times indicated in the Sections specifically referenced therein. Unless otherwise indicated herein, ISIS will invoice ATL on a quarterly basis for all activities performed and for materials and expenses incurred in accordance with the activities enumerated herein, including those listed in subsections (a)(ii), (iii), and (v) -
      (vii) above. [***]. ATL will pay each invoice within [***] days after receipt. The terms set forth in Section 5.5 will apply to all payments made hereunder and include, without limitation, the payment of interest on late payments.


                                    ARTICLE 8

                               RECORDS AND AUDITS

8.1   QUALITY STANDARDS

      ISIS will keep complete, accurate and authentic accounts, notes, data and records of all of ISIS' work performed under this Agreement, including, but not limited to, complete and adequate records pertaining to the methods and facilities used for the Manufacture in accordance with master production records, batch production records, product history documents (e.g., master formulae, validation packages, specifications, batch-specific deviation reports, COAs) Standard Operating Procedures ("SOPs"), as well as the applicable regulations, including in the United States, so that API may be used in the production of a substance to be used in humans. ISIS will maintain these records for 2 years after expiration of the Product that incorporates the particular API. ATL will notify ISIS in writing of the expiration of Products that incorporate specific API and if ATL changes the expiration date on any Product. SOPs will be maintained for 5 years after the document is superseded or deleted. Upon expiration of the retaining periods for the respective records as provided in this Section and in case ISIS wishes to cease retention of such records, ISIS will notify ATL so that ATL may, at its cost, retain such records.

8.2   API SUPPLY PRICE; RECORD KEEPING AND AUDIT

(a) ISIS will keep accurate records in sufficient detail to enable the API Supply Price to be verified. Upon written request of ATL and not more than once in each Calendar Year, ISIS will permit ATL's independent certified public accountant (or equivalent) to have

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      access during normal business hours to such records of ISIS as may be reasonably necessary to verify the accuracy of the invoices for API Supply Price submitted to ATL hereunder for the preceding Calendar Year. Once specific records have been audited under this
      Section 8.2, no further audit of such records may be made. The accounting firm will disclose to ATL only whether the invoiced amounts are correct or incorrect, the specific details concerning the basis for the invoiced amounts, and the corrected amount, if applicable. No other information will be provided to ATL.

(b) If such accounting firm concludes that any amounts invoiced were in error during such period and ATL is entitled to a refund of such amounts, ISIS will refund to ATL the amounts overcharged within [***] days of the date ATL delivers to ISIS such accounting firm's written report. The fees charged by such accounting firm will be paid by ATL unless the additional refunded amounts owed by ISIS exceed [***] of the total amount for which ATL was invoiced during the time period subject to the audit, in which case ISIS will pay the reasonable fees and expenses charged by the accounting firm.

(c) ATL and its accounting firm will treat all financial information subject to review under this Section 8.2 in accordance with the confidentiality provisions of Article 9 of the Collaboration and License Agreement, which provisions are incorporated herein and made part of this Agreement by reference, and will cause its accounting firm to enter into an acceptable confidentiality agreement with ISIS obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

8.3   TECHNOLOGY TRANSFER RECORDS

      ISIS will maintain records, in sufficient detail and in good scientific manner appropriate for patent, regulatory and manufacturing purposes, which will fully and properly reflect all of the work done and the progress achieved in the performance of the Release Technology Transfer and the API Technology Transfer (the "Records"). The Records at all times will be available to the Technology Transfer Committee and ATL will have the right, during normal business hours and upon reasonable notice, to inspect and copy all such Records. ATL also will have the right to arrange for its employees and/or Contractors to visit ISIS at its offices and laboratories and other facilities during normal business hours on reasonable notice concerning or in furtherance of the Release Technology Transfer or the API Technology Transfer and/or to discuss the progress of the Release Technology Transfer or the API Technology Transfer and its results in detail with the technical personnel and consultants of ISIS.


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                                    ARTICLE 9

                           OTHER SUPPORTING ACTIVITIES


9.1   CMC ACTIVITIES

      As of the Effective Date and during the first [***] years this Agreement is in effect, ISIS will support ATL's efforts to timely file an IND application for each Collaboration Compound with respect to the CMC activities described in Exhibit 9.1 for Collaboration Compounds for which ISIS supplied API.

9.2   ANALYTICAL METHOD DEVELOPMENT AND STABILITY PROGRAM ACTIVITIES

      As of the Effective Date, ISIS will undertake various development efforts, such as analytical methods development for raw materials, API, API stability programs, and process development in connection with MOE gapmers and other second generation oligonucleotides made using ISIS Standard Chemistry, which additional activities support the activities of ISIS and ATL with regard to ISIS 107248 and other Collaboration Compounds under the Collaboration and License Agreement.


                                   ARTICLE 10

                                PRODUCT WARRANTY


10.1  API SPECIFICATIONS; CGMPS; APPLICABLE LAWS

      Subject to Section 10.2 below, ISIS warrants that the API will, at the time of Delivery, be Manufactured in accordance with and meet (a) the API Specification; (b) cGMP; and (c) the Legal Requirements.

10.2  FOREIGN MANUFACTURING REQUIREMENTS

      If the cGMP or the Legal Requirements applicable to the Manufacture of API for use in the U.S. (the "U.S. Manufacturing Requirements") are different from those applicable outside to the Manufacture of API for use in countries other than the U.S. (the "Foreign Manufacturing Requirements"), the warranty of Section 10.1 will include such Foreign Manufacturing Requirements only if ATL has informed ISIS thereof in writing as provided in Sections 4.1 and 4.4 and if the parties have adapted the Manufacturing Process, if necessary, as provided in Section 4.3.


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                                   ARTICLE 11

                                 QUALITY SYSTEMS


11.1  MATTERS RELATING TO THE FACILITY

(a) ISIS will Manufacture API supplied by ISIS hereunder at the Facility, which ISIS represents and warrants has been and will be approved by Agencies which have inspected or will inspect the Facility for the manufacture of API. ISIS will perform release testing of API at the Facility and/or the facility of subcontractors approved by ISIS.

(b) ISIS will arrange for one or more qualified technical specialists from ATL or one or more qualified Contractors of ATL approved by ISIS (which approval will not unreasonably be withheld), upon reasonable prior notice and during normal business hours, to conduct inspections of the Facility. Observations and conclusions of ATL's audits or inspections will be issued to and promptly discussed with ISIS and such corrective action as ATL determines to be reasonably required will be promptly implemented by ISIS. ISIS will maintain complete and accurate records of all reasonably relevant information relating to the performance by ISIS of its obligations hereunder. ISIS will permit ATL or its ISIS-approved Contractors to review, during the inspection at the Facility, relevant cGMP documentation. The total number of inspections under this Section per CalendarYear will not exceed two.

11.2  TESTING

(a) ISIS will perform, at its laboratories, such tests as are indicated in the API Specification. Such tests and methods will be qualified by ISIS and accepted by ATL prior to use and certain of such tests will be stability indicating. No production lot of API will be released for Delivery unless such tests show the API to meet the API Specification. Should any production lot fail to meet the API Specification, such lot will not be released, unless the failure is identified following release, in which case the identifying party will immediately notify the other party and they will cooperate on the actions to be taken.

(b) ISIS is responsible for obtaining and retaining, at ATL's expense, the amount of API required for quality control release testing as indicated in the API Specification. Such amounts will be retained for a period of not less than one (1) year from the last retest date prescribed by ISIS, and thereafter shipped at ATL's request for longer term storage at a designated ATL facility.

(c) After Technology Transfer with respect to analytical testing is complete in accordance with the terms contained herein and in the Collaboration and License Agreement, ATL may perform, at a designated quality control laboratory of recognized repute selected by ATL and approved by ISIS, which approval will not be unreasonably withheld, such quality control tests of API as specified in the API Specification and advise ISIS of any failure of such API to meet the API Specification.

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11.3  INFORMATION RELATING TO MANUFACTURING CONDITIONS

(a) Each party will notify the other immediately of any health hazards with respect to API of which it becomes aware which may impact employees involved in the Manufacture or handling of API or Product.

(b) Each party will promptly advise the other of any safety or toxicity problem that is not part of the knowledge base readily available in chemical manufacturing facilities of which either party becomes aware regarding the API or Product.

11.4  AGENCY INSPECTIONS

      ISIS hereby agrees to advise ATL of any visit or inspection by an Agency of the Facility relating to the Manufacture of API, provide copies of all communications relating thereto and will permit one or more qualified representative(s) of ATL to be present, when possible. If ATL is not present during such a visit or inspection for any reason, ISIS will promptly provide a copy of the actual report of the results of the inspection to ATL. ISIS will furnish ATL copies of all reports, documents or correspondence with respect to any such Agency inspections of the Facility.

11.5  STORAGE AND DELIVERY

      ISIS will store and Deliver API in accordance with the applicable API Specification and cGMP.


                                   ARTICLE 12

                               REGULATORY MATTERS


12.1 ISIS will prepare and promptly provide necessary and useful information, including without limitation Manufacturing information, as is needed to support filings of Registrations by ATL, its Contractors, sublicensees or distributors of Product. In addition, ISIS will participate as required in resolving regulatory concerns. ISIS will be responsible for maintaining current technical information needed to support such submissions of Registrations, and accordingly will promptly provide ATL with advance notification of all changes in such technical information required to be filed as amendment(s) to CMC. All such activities will be at ATL's expense, which will be agreed to in advance by the parties.

12.2 The mutual goal of ISIS and ATL will be to maintain an integrated approach to the content and timing of all submissions of Registrations made by ATL in an effort to obtain and maintain regulatory approvals of a Product. To ensure this mutual goal is met, with respect to issues pertaining to API or to a Product, ISIS will provide to ATL the right to review and reference all authorizations, certificates, methodologies and specifications in the possession or under the control of ISIS relating to the pharmaceutical/technical

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      development and Manufacture or any component thereof to the extent needed for ATL's filings of Registrations.


                                   ARTICLE 13

                          INDEMNIFICATION AND INSURANCE


13.1  INDEMNIFICATION

(a) ISIS will defend, indemnify and hold harmless ATL, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and permitted assigns, from any and all claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to claims that may be brought or instituted against them by Third Parties to the extent based upon or arising out of (i) the failure by ISIS to meet the warranties set forth in Article 10;
      (ii) a material breach by ISIS of its obligations set forth in this Agreement; or (iii) gross negligence or willful misconduct of ISIS, its officers, employees and agents in the performance of its obligations hereunder.

(b) ATL will defend, indemnify and hold harmless ISIS, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and permitted assigns, from any and all claims, actions, causes of action, liabilities, losses, damages, costs or expenses, including reasonable attorney's fees, which arise out of or relate to claims that may be brought or instituted against them by Third Parties to the extent based upon or arising out of (i) a material breach by ATL of its obligations set forth in this Agreement; or (ii) gross negligence or willful misconduct of ATL, its officers, employees and agents in the performance of its obligations hereunder.

13.2  CLAIMS

      If a claim is made against a party entitled to indemnification under this
      Article 13, and if that party intends to seek indemnification with respect thereto under this Article 13, the party seeking indemnification (the "Indemnitee") will promptly notify the indemnifying party (the "Indemnifying Party") of such claim. The Indemnifying Party will defend, negotiate and settle such claim, and the Indemnitee will cooperate with the Indemnifying Party in connection therewith. The Indemnitee may participate in the defense of any claim with counsel of its own choice and at its own expense. Neither party will settle or compromise any such claim without the other party's prior written consent, which consent will not be unreasonably withheld. The indemnity agreement in this Article 13 will not apply to amounts paid in settlement of any claim if such settlement is effected without the consent of the Indemnifying Party, which consent will not be unreasonably withheld. Failure of the Indemnitee to deliver notice to the Indemnifying Party within a reasonable time after becoming aware of a claim will not relieve the Indemnifying Party

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      of any liability to the Indemnitee pursuant to this Article 13, except to the extent such delay prejudices the Indemnifying Party's ability to defend such claim.

13.3  INSURANCE

      Each party will maintain during the term of this Agreement and for [***] thereafter, at its own expense, (i) commercial general liability insurance, including contractual liability coverage, with a minimum limit of [***] per occurrence and [***] annual aggregate; (ii) property insurance with a minimum limit of [***]; and (iii) statutory workers' compensation coverage as required by law.


                                   ARTICLE 14

                              TERM AND TERMINATION


14.1  TERM

      This Agreement will be effective as of the Effective Date, and unless sooner terminated as provided herein, will continue in effect until December 31, 2006, unless extended by mutual agreement of the parties.

14.2  TERMINATION BY EITHER PARTY

This Agreement may be terminated with written notice by either party at any time during the term of this Agreement:

(a) if the other party is in breach of its material obligations hereunder and has not cured such breach within 90 days after written notice requesting cure of the breach has been given; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the 90-day cure period will be tolled until such time as the dispute is resolved pursuant to Section 16.6; or

(b) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other party or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party; provided, however, in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the party consents to the involuntary bankruptcy or such proceeding is not dismissed within 90 days of the filing thereof.

14.3  TERMINATION OF COLLABORATION AND LICENSE AGREEMENT

      This Agreement will automatically terminate in the event the Collaboration and License Agreement is terminated for any reason.

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14.4  PAYMENT OF OUTSTANDING DEBTS

      Upon expiration or termination of this Agreement for whatever reason, ATL and ISIS will settle all outstanding invoices or monies owed to the other party in accordance with the terms of this Agreement.

14.5  EFFECT OF TERMINATION OR EXPIRATION

(a) If this Agreement is terminated by ATL pursuant to Section 14.2(a), all orders will be automatically cancelled and ISIS will terminate the Manufacture of API as soon as practicable. ATL will have the option but not the obligation to (i) purchase all quantities of API stored at ISIS by paying the price of API, as applicable, as provided in Section 5.1, and (ii) undertake the Manufacture of API or seek a Third Party to do such Manufacture. If ATL undertakes to Manufacture or have Manufactured API, then ISIS will continue the transfer of technology pursuant to Article 6 on an expedited basis, at ATL's expense.

(b)   If this Agreement is terminated by ATL pursuant to Section 14.2(b), ATL
      (i) will purchase all quantities of API stored at ISIS by paying the price of API, as applicable, as provided in Section 5.1, and (ii) will have the right to undertake the Manufacture of API or seek a Third Party to do such Manufacture.

(c) If this Agreement is terminated by ISIS pursuant to Section 14.2(a), ISIS will have the option but not the obligation to supply under all outstanding quantities set forth in the Production and Delivery Plan at the API Supply Price. If ISIS elects to so supply, ATL's payment obligations relating thereto including, without limitation, those set forth in Section 5.1 will continue to apply until all outstanding obligations of ATL to ISIS are fulfilled.

(d) If this Agreement is terminated pursuant to Section 14.3, all outstanding quantities of API set forth in the Production and Delivery Plan will be automatically cancelled and ISIS will terminate the Manufacture of API as soon as practicable. In addition, ATL will be responsible for all other Manufacturing costs associated with API pursuant to Section 5.1 at the time of termination. Notwithstanding the foregoing, ISIS will use its best efforts to mitigate any costs payable by ATL under this Section 14.5(d).

(e) If this Agreement expires pursuant to Section 14.1, ATL will purchase all API ordered by ATL during the term of this Agreement. ISIS will Deliver such API in accordance with Section 5.2.

                                   ARTICLE 15

                               DAMAGE LIMITATIONS


  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT WILL EITHER PARTY HERETO, OR ITS DIRECTORS, OFFICERS,

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  EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY OR SUCH OTHER
  PARTY'S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, AFFILIATES OR SUBLICENSEES FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, COSTS OR EXPENSES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS) SUFFERED OR INCURRED BY THE OTHER PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, ARISING FROM THIS AGREEMENT.


                                   ARTICLE 16

                                  MISCELLANEOUS


16.1  FORCE MAJEURE

      Neither party will be held liable or responsible to the other party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including without limitation embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, or acts of God. The affected party will notify the other party of such force majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such force majeure circumstances.

16.2  ASSIGNMENT

      This Agreement will inure to the benefit of and be binding upon each party, its successors and assigns. The Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred by either party without the prior written consent of the other party; provided, however, that either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets, or in the event of its merger or consolidation or change in control or similar transaction. Any permitted assignee will assume all obligations of its assignor under the Agreement. Any attempted assignment not in accordance with this Section 16.2 will be void.

16.3  SEVERABILITY

      In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affect the substantive rights of the parties. The parties will in such an instance use their

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      best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

16.4  NOTICES

      All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (and promptly confirmed), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

            if to ISIS, to:   ISIS PHARMACEUTICALS, INC.
                              Carlsbad Research Center
                              2292 Faraday Avenue
                              Carlsbad, CA 92008
                              Attention:  Executive Vice President
                              Fax No.: (760) 931-9639
                              E-Mail:  lparshall@isisph.com

            with a copy to:   Attention: General Counsel
                              Fax No.: (760) 603-3820
                              E-Mail:  gbryce@isisph.com


             if to ATL, to:   ANTISENSE THERAPEUTICS, LTD.
                              ACN 095 060 745 of Level 1
                              10 Wallace Avenue
                              Toorak, Victoria 3142
                              AUSTRALIA
                              Attention:  CEO
                              Fax No.: +61 3 9826 4399
                              E-Mail:____________________

            with a copy to:   Attention:  Research Director
                              Fax No.:  +61 3 9826 4399
                              E-Mail:____________________


      or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice will be deemed to have been given when delivered if personally delivered or sent by facsimile or electronic mail on a business day, on the business day after dispatch if sent by nationally-recognized overnight courier and on the third business day following the date of mailing if sent by mail.

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16.5  GOVERNING LAW

      This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without reference to any rules of conflict of laws.

16.6  DISPUTE RESOLUTION; OVERSIGHT COMMITTEE

      The parties recognize that disputes may from time to time arise between the parties during the term of this Agreement. In the event of such a dispute, either party, by written notice to the other party, may have such dispute referred to the Oversight Committee, the function of which is to attempt resolution of any disputes arising under this Agreement by good faith negotiations. The Oversight Committee will endeavor to resolve such disputes within 30 days after such notice is received. The Oversight Committee will be comprised of two designated executive officers (or their successors), one from each party. Said designated officers are as follows:

                  For ISIS:         Executive Vice President

                  For ATL:          CEO

16.7  REMEDIES

      In the event the parties are unable to resolve any disputes hereunder pursuant to the dispute resolution measures provided herein, each party may pursue its rights and remedies in law or equity in any court of competent jurisdiction.

16.8  ENTIRE AGREEMENT

      This Agreement and the Collaboration and License Agreement contain the entire understanding of the parties with respect to the license, development and commercialization of Products containing API and the Manufacture and supply of API. All express or implied agreements and understandings, either oral or written, heretofore made by the parties on the same subject matter are expressly superseded by this Agreement and the Collaboration and License Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

16.9  HEADINGS

      The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely a convenience to assist in locating and reading the several Articles and Sections hereof.

16.10 INDEPENDENT CONTRACTORS

      It is expressly agreed that ISIS and ATL will be independent contractors and that the relationship between the two parties will not constitute a partnership, joint venture or

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      agency. Neither ISIS nor ATL will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other, without the prior consent of the other party.

16.11 WAIVER

      The waiver by either party hereto of any right hereunder, or the failure to perform, or a breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

16.12 COUNTERPARTS

      The Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

16.13 WAIVER OF RULE OF CONSTRUCTION

      Each party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ANTISENSE THERAPEUTICS, LIMITED    ISIS PHARMACEUTICALS, INC.


By: /s/ C. Belyea                  By: /s/ B. Lynne Parshall
   ----------------------------       ----------------------------------------
Name: C. Belyea                    Name: B. Lynne Parshall
     --------------------------         --------------------------------------
Title: CEO                         Title:  Executive Vice President and CFO
      -------------------------          -------------------------------------



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                                    EXHIBIT 1

                                   DEFINITIONS

1.1 "AFFILIATE" with respect to either party means any person, organization, corporation or other business entity (collectively, "Person") controlling, controlled by, or under common control with such party. For purposes of this definition, "control" refers to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and (b) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of a Person.

1.2 "AGENCY" means the U.S. Food and Drug Administration. In the event ATL provides written notice to ISIS that ATL intends to conduct Development Program activities outside of the United States, the term "Agency" will mean with respect to such activities outside the United States the Regulatory Authority (as defined below) of the country specified in such notice involved in granting any approvals relating to such Development Program activities.

1.3 "API" means a drug substance made using ISIS Standard Chemistry, before formulation, filling and finishing and containing a Collaboration Compound developed pursuant to the Collaboration and License Agreement.

1.4 "API ORDER DATE" means the date on which the parties agree upon a Production and Delivery Plan for the following Calendar Year, as set forth in Section 3.1(d).

1.5 "API SPECIFICATION" means the specification applicable to each API, which may variously comprise a product description, methods, tests and acceptance criteria, or test limits on API, as appropriate to the stage of development. API Specifications may be amended from time to time by ISIS. API Specifications will change from time to time as compounds advance through development and as analytical methods evolve. Thus, the API Specification for an early stage compound may consist only of a product description. The API Specification for each API Manufactured hereunder will be attached as an exhibit hereto; such exhibits will be amended from time to time as appropriate.

1.6   "API SUPPLY COST" means the cost of Manufacture of API described in
      Exhibit 5.2.

1.7   "API SUPPLY PRICE" means [***] of the API Supply Cost.

1.8 "API TECHNOLOGY TRANSFER" has the meaning set forth in Section 6.3 herein.

1.9 "CALENDAR QUARTER" means the respective periods of 3 consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.10 "CALENDAR YEAR" means each successive period of 12 months commencing on January 1 and ending on December 31.

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1.11  "CGMP" means the current good manufacturing practices described in Q7A ICH
      Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients and 21 CFR Parts 210 ET SEQ. as applicable to the Manufacture of API in the U.S., as are in effect on the Effective Date or as may subsequently be modified or supplemented. In the event ATL provides written notice to ISIS that ATL intends to conduct the Development Program activities in countries outside of the United States, the term "cGMP" will also include corresponding good manufacturing practices in such countries, provided that to the extent any conflict exists between cGMP applicable in the U.S. and in such countries, the cGMP of the U.S. will apply, unless the parties agree otherwise as provided in Sections 4.1, 4.4 and 10.2.

1.12 "CLINICAL PRODUCT" means a formulated and finished pharmaceutical product containing API for use in conducting clinical trials prior to Regulatory Approval.

1.13  "CMC ACTIVITIES" means the activities listed Exhibit 9.1 hereto.

1.14 "COLLABORATION COMPOUND" has the meaning set forth in Exhibit 1 of the Collaboration and License Agreement.

1.15 "COLLABORATION AND LICENSE AGREEMENT" means the agreement for the collaborative research, development and commercialization of ISIS 107248 and other antisense drugs entered into by ISIS and ATL on even date herewith.

1.16 "CONTRACTOR" means ISIS or a Third Party to whom ATL or any of its Affiliates grants any right or obligation to manufacture, fill, finish, and/or release a Product, or to carry out any other obligations of ATL under this Agreement. Except as provided otherwise herein, each such Contractor must be approved by ISIS, which approval will not unreasonably be withheld.

1.17 "DELIVER" OR "DELIVERY" means the delivery of API by ISIS to the carrier pursuant to Section 5.2.

1.18 "FACILITY" means the Manufacturing facility of ISIS located in 2282 Faraday Avenue, Carlsbad, California.

1.19 "ISIS 107248" means the oligonucleotide that targets human CD49d disclosed and claimed (as SEQ ID NO 81) in U.S. Patent No. 6,258,790.

1.20 "ISIS FTE RATE" means the compensatory rate to be paid per FTE at ISIS for all activities under this Agreement. As used herein, "FTE" means [***].

1.21 "ISIS STANDARD CHEMISTRY" has the meaning set forth in Exhibit 1 of the Collaboration and License Agreement.

1.22  "LEGAL REQUIREMENTS" has the meaning set forth in Section 4.4 herein.

1.23 "MANUFACTURE" or "MANUFACTURED" or "MANUFACTURING" means all operations involved in the manufacturing, quality control testing (including in-process, certification,

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      release and stability testing, if applicable), releasing, packaging and shipping of API under this Agreement.

1.24 "MANUFACTURING PROCESS" means the process steps set forth in master batch records for any API Manufactured for ATL hereunder during the term of this Agreement, including reasonable minor variants and extensions of process steps thereof.

1.25 "OVERSIGHT COMMITTEE" has the meaning set forth in Section 16.6 herein.

1.26 "PRODUCT" means a formulated and finished pharmaceutical product containing API, including a Clinical Product and including formulated and finished product for use in toxicology studies.

1.27 "PRODUCTION AND DELIVERY PLAN" has the meaning set forth in Section 3.1(b) herein.

1.28 "RAW MATERIALS" means any raw materials intended for use in the Manufacture of the Product, including those that may not appear in the Product.

1.29 "REGISTRATIONS" means the technical, medical and scientific licenses, registrations, authorizations and/or approvals of API or Product (including, without limitation, IND, DMF, NDA or other prerequisite manufacturing approvals or authorizations, and marketing authorization based upon such approvals or authorizations) that are required by any national, supranational (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau or other governmental entity, as amended or supplemented from time to time.

1.30 "REGULATORY AUTHORITY" means any applicable government regulatory authority involved in granting approvals for the marketing, and/or pricing of a Product worldwide, including without limitation, in the United States, the Food and Drug Administration ("FDA"), and any successor government authority having substantially the same function, and foreign equivalents thereof.

1.31 "REGULATORY APPROVAL" means the act of a Regulatory Authority necessary for the Manufacture of Product in a country or regulatory jurisdiction.

1.32 "RELEASE TECHNOLOGY" means any and all scientific and technical data and information including without limitation formulas, methods, techniques, protocols, and processes controlled by ISIS as of the Effective Date regarding API release and Clinical Product release and any improvements therein during the term of this Agreement.

1.33  "RELEASE TECHNOLOGY TRANSFER" has the meaning set forth in Section
      6.2 herein.

1.34  "TECHNOLOGY TRANSFER COMMITTEE" has the meaning set forth in Section
      6.1 herein.

1.35 "TECHNOLOGY TRANSFER TERM" means the time period following the Effective Date, as determined by the Technology Transfer Committee, during which the Technology Transfer will take place.

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1.36  "THIRD PARTY" means any party other than ISIS or ATL and their respective
      Affiliates.


                                       27

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                                   EXHIBIT 3.1

            PRODUCTION AND DELIVERY PLAN FOR CALENDAR YEAR 2002



[***]



                                       28

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                                   EXHIBIT 5.2

                         CALCULATION OF API SUPPLY COST


1) [***]



                                       29

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                                   EXHIBIT 9.1

                                 CMC ACTIVITIES
[***]

                                       30